EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of California Micro Devices Corporation for the registration of 3,250,843 shares of its common stock and to the incorporation by reference therein of our report dated May 8, 2003, except for the third paragraph of Note 9, as to which the date is June 26, 2003, with respect to the financial statements and schedule of California Micro Devices Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

August 27, 2003